Exhibit 99.2

Conference Call Transcript

November 9, 2006

2:00 p.m. Pacific Time

Operator:	Good afternoon. My name is Kelly and I will be your conference operator today. At this time I would like to welcome everyone to Autobytel’s Third Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

I will now turn the call over to Jennifer Klein, Vice President of Investor Relations for Autobytel. Please go ahead.

Jennifer Klein:	Thank you, Kelly and welcome to everyone on the line. Before we start the call today I’d like to make some comments on forward-looking statements.

Today’s conference call, including the question and answer period, projections or other forward-looking statements regarding future events and the future financial performance of the company are all covered by the Safe Harbor Statement contained in our public filing. We would like to caution you that actual events or results may differ materially from those forward-looking statements.

We refer you to the documents the company has filed with the SEC, including the Form 10-Q for the quarter ended September 30, 2006. These documents identify the principal factors that could cause results to differ materially from those forward-looking statements.

With that, I’d like to turn the call over to Autobytel’s CEO, Jim Riesenbach.

Jim.

James Riesenbach:	Thanks, Jennifer. Hello, everyone and welcome to Autobytel’s third quarter 2006 earnings conference call. During the quarter we made significant progress on our new strategic initiatives, our continued efforts to get the company on a path back towards profitability, and in our endeavors to position the company for long-term growth.

Autobytel’s commitment to customer quality and dealer support continues to drive positive results for dealers, according to the JD Power & Associates 2006 Dealer Satisfaction with Online Buying Services Study.

According to the study, Autobytel.com generated a higher sales closing ratio on customer leads than any other large new car leads service. This marks the second consecutive year that Autobytel.com has scored the highest closing ratio in this category, and is a testament to the success of our quality initiatives.

Just today we were notified that Hitwise, the leading online competitive intelligence service, ranked Autobytel in the Top 5 by visits among automotive classified sites for Q3 2006.

I believe that this indicates our efforts to increase traffic to our site are also showing early signs of success. We remain more convinced than ever that with strong execution, focus and determination, financial discipline and, yes, some patience, Autobytel can capture the strong potential upside that exists in the Internet automotive space today and expand our position as a leading automotive site for consumers and a leading provider of Internet-based marketing services to dealers and manufacturers.

Now before Mike provides his financial review of the quarter, I’d like to address a few topics regarding our key areas of focus, as well as a couple of important announcements we’ve made this afternoon.

In recent months we’ve been extremely busy working towards the launch of new Internet-based products and services for both consumers and dealers, while simultaneously streamlining the company and its infrastructure in order to lay the foundation for significant operational efficiencies over time.

We’ve also made some important decisions to further focus the company on its core strategic direction and priorities. Among those decisions, today we announced that we have recently initiated a process to explore strategic alternatives for our RPM and our AIC business units, including the possibility of strategic alliances with complementary businesses and/or divestiture.

Today we also announced an important new business relationship with AOL, where Autobytel will become the exclusive new car and lease fulfillment network to AOL Autos, a top consumer automotive destination that generates a significant amount of high quality consumer purchase requests.

I’ll provide more detail on these developments later in the call.

The third quarter was challenging in some ways, yet we’ve seen incremental improvements in a number of areas. We’re pleased that we experienced a sequential decrease on an absolute basis in our total operating expenses in this quarter, even given the increased cost related to our investment in new strategic initiatives and our continued legal costs associated with our litigation to protect our intellectual property.

In Q3 we grew our dealer network for the second consecutive quarter following seven consecutive quarters of decline, while also achieving a sequential increase in average revenue per purchase request.

Our dealer network is one of our most important and central assets, and we believe it’s a key indicator of Autobytel’s future growth potential, as it represents the launching pad for a wide variety of new products, services, and revenue streams.

Mike will be outlining a change in the way we count and report lead referral dealers in our network beginning this quarter, in an effort to provide improved clarity and visibility, and to better address the way we’re managing the future growth of this business.

Despite the positive indicators, we experienced a decrease in the number of purchase requests leading to a decline in revenue and the total volume of leads delivered to dealers. Overall we believe the market of automotive shoppers in Q3 was somewhat softer than we expected, which was reflected in our lead volume. Given our internal analysis and research we believe that the decline experienced by Autobytel in Q3 generally mirrors that of the industry as a whole.

Although we experienced a challenging quarter, we believe the decisions and the actions taken during the third quarter are necessary and important steps as we turn the company toward a path for long-term growth.

Mike Schmidt is going to review the financials for you before I continue with my comments. Following Mike’s report I’ll discuss the quarter in greater detail and the business going forward. Then we’ll conclude the call with a question and answer session.

Now I’ll turn the call over to Mike for a review of the financials.

Mike.

Michael Schmidt:	Thank you, Jim. The revenue for the third quarter of 2006 totaled $28.2 million, a decline of $1.2 million or 4% from the second quarter of 2006 and a decrease of $2.4 million or 8% from the third quarter of 2005.

Our revenue mix for the third quarter of 2006 was 58% leads, 23% CRM, 15% advertising and 4% data applications and other revenue.

Revenue from lead fees for the third quarter of 2006 totaled $16.5 million, down $1.3 million from the second quarter of 2006 and a decline of $2.1 million or 11% from the third quarter of 2005.

Average revenue per purchase request in the third quarter of 2006 was $18.77, compared to $18.51 and $19.20 for the second quarter of 2006 and the third quarter of 2005, respectively.

In the third quarter of 2006 we delivered approximately 710,000 purchase requests, compared to approximately 800,000 purchase requests in the second quarter of 2006, and 830,000 purchase requests in the third quarter of 2005.

Approximately 480,000 purchase requests were delivered to retail dealers, and approximately 230,000 purchase requests were delivered to enterprise dealers in the third quarter of 2006.

Additionally, we delivered approximately 210,000 finance requests in the third quarter of 2006. Average revenue per finance lead in the third quarter was $14.63, compared to $14.37 and $12.55 for the second quarter of 2006 and the third quarter of 2005, respectively.

During the third quarter of 2006, the company changed how it calculates the number of vehicle lead referral customers. We did this in order to allow investors and analysts to be able to better calculate metrics such as revenue per customer.

Previously, our dealership – our dealer relationship figure reflected Autobytel’s total footprint, or reach of our products and services, in the dealer marketplace.

Under the old methodology, if one dealer subscribed to both our Autobytel.com and Autoweb.com leads we counted each subscription as a dealer relationship. Today as we are changing our strategy and potentially how our brands are positioned in the market, we believe that it is more relevant to measure the individual customers.

As of the third quarter, the company now calculates a vehicle lead referral customer based on the dealership’s physical establishment, not on the dealer franchise, and it counts a customer in a single physical establishment that subscribes to more than one of our new car lead referral programs as one customer.

So as an example, if dealer Bob Smith subscribes to new car leads from Autobytel.com, Carsmart.com, and Autoweb.com for his Toyota, Chevy and Ford franchises which are in the same physical establishment, we would only count Bob Smith as one dealership.

The company’s lead referral dealerships represent domestic and imported makes of vehicles and light trucks sold in the United States. Under the new methodology for calculating dealerships, at September 30, 2006 and 2005 the company’s new car lead referral dealerships, excluding lead referral enterprise dealerships attributable to automotive manufacturers or their automotive buying service affiliates, totaled approximately 2,550 and 2,580, respectively.

At June 30, 2006 the company had approximately 2,520 new car lead referral dealerships.

The company’s used car lead referral dealerships, excluding lead referral enterprise dealerships attributable to automotive manufacturers or their automotive buying service affiliates, totaled approximately 1,630 and 1,530 at September 30, 2006 and 2005, respectively.

At June 30, 2006 the company had approximately 1,570 used car lead referral relationships.

Through our enterprise sales initiatives the company has 10 direct relationships with automotive manufacturers or their automotive buying service affiliates encompassing 20 brands.

And for comparative purposes, under the previous methodology utilized by the company the company had approximately 5,610, 5,570, and 5,850 retail dealer relationships at September 30, 2006, June 30, 2006, and September 30, 2005.

Also for comparative purposes under the previous methodology the company had approximately 690, 760, and 710 enterprise dealer relationships through major dealer groups at September 30, 2006, June 30, 2006, and September 30, 2005, respectively.

Our finance lead business grew from the second quarter of 2006 in terms of leads delivered and average revenue per finance lead. As of September 30, 2006 we had approximately 370 retail finance lead customers, an increase of 18% from one year ago.

Advertising revenue was approximately $4.3 million in the third quarter of 2006, or flat with the previous quarter and a decline of 11% from the third quarter of 2005.

Advertising page views in the third quarter of 2006 were approximately 107 million, compared to 115 million and 111 million for the second quarter of 2006 and the third quarter of 2005, respectively.

CPM per ad page view for the third quarter of 2006 was $35.18. This compares to a CPM per ad page view of $32.32 and $38.40 for the second quarter of 2006 and the third quarter of 2005, respectively.

Autobytel generated 107 million ad page views in the third quarter of 2006.

Revenue from CRM services for the third quarter of 2006 was approximately $6.4 million, an increase of $100,000 from the second quarter of 2006 and an increase of approximately $300,000 from the third quarter of 2005.

Revenues from data, applications, and other for the third quarter of 2006 was approximately $1 million, effectively flat with the previous quarter.

Now on to expenses, cost of revenues which includes traffic acquisition costs or TAC for the third quarter of 2006 totaled $13.8 million. As percentage of revenues, cost of revenues was 49%. This compares to 49% in the second quarter of 2006 and 42% in the third quarter of 2005.

Sales and marketing expense was $6.1 million or 22% of total revenue in the third quarter of 2006, compared to $7.3 million and $6.1 million for the second quarter of 2006 and the third quarter of 2005, respectively.

Third quarter 2006 product and technology development expense was $6.5 million or 23% of total revenues. This compares to $6.2 million and $5.7 million for the second quarter of 2006 and the third quarter of 2005, respectively.

General and administrative expense was $9.6 million in the third quarter of 2006. This compares to $9.5 million and $6.5 million for the second quarter of 2006 and the third quarter of 2005, respectively.

Net loss for the third quarter of 2006 was $7.9 million or 19 cents per fully diluted share. As of September 30, 2006 the company had $32.6 million in domestic cash, cash equivalents and short-term investments.

Day sales outstanding or DSO was 61 days during the third quarter of 2006, compared to 58 days in the previous quarter.

With regards to cost in the third quarter of 2006, the costs incurred included stock-based compensation due to the adoption of FAS 123R, legal costs for enforcement of our patent and costs related to the implementation of our previously announced strategic initiatives.

During the third quarter the company incurred $1.4 million of costs associated with stock-based compensation. We also spent approximately $3 million in the third quarter for legal costs enforcing our patent, and approximately $800,000 related to the implementation of our previously announced strategic initiatives.

Now I’ll turn the call back over to Jim.

Jim.

James Riesenbach:	Thanks, Mike. Autobytel is in the midst of a transition, a very exciting but often challenging transformation that’s necessary to position the company for long-term growth.

This transition requires a number of hard-hitting decisions, strategic investments and patience. Autobytel owns a very powerful set of assets and has many core strengths, yet the company has experienced losses for seven consecutive quarters, and it’s unrealistic to expect a sustainable turnaround to occur over one or two quarters. As I’ve mentioned before, it will take time as we roll out our new initiatives, products and services and further streamline our business operations.

We have made and may continue to make certain decisions that may negatively impact short-term revenue, particularly in areas where we don’t believe the revenue can lead to a sustainable, positive contribution margin.

We continue to rigorously evaluate every component of the business in an effort to assure each unit is aligned with our strategic and our operational priorities.

Further, we’re closely monitoring the company’s cash position while we invest in our future growth, and we believe that we can both make the necessary investments and maintain a strong balance sheet.

Myself, the management team and the Board are absolutely committed to making the hard decisions necessary to get this company on the path back to sustainable growth and profitability, something we believe can be achieved over the coming year as we execute on our strategic plan and initiatives.

We sit in an opportune time for a company like Autobytel to make this transition. The Internet automotive space continues to grow as more and more marketing dollars from both dealers and manufacturers migrate to the Internet. The e-Marketer 2006 automotive online report estimates that Internet automotive advertising will be $1.95 billion in 2006, and will increase in 2007 to $2.7 billion. Virtually all manufacturers and dealers are accelerating the movement of marketing dollars to the Internet.

I personally continue to meet with many of our dealer and manufacturer customers regularly, and the message is consistent. They tell me the Internet is our most effective and measurable marketing channel. Give us the right tools and products so we can shift more of our marketing dollars away from traditional media like print and radio and to the Internet.

Our marketing offerings provide the best quality leads and a suite of tools to help measure those leads. As we execute on our plan we intend to have best in class search products and additional tools and services that should place Autobytel in an outstanding position to tap into this trend and grow the share of wallet we receive from our customer base.

Given this strong opportunity, our key near-term priorities remain, first, to continue the transition of the company toward an Internet-based media centric business model, second, to develop and provide a growing set of valuable Internet marketing services to our dealer and manufacturer customers and, third, to capture integration and growth opportunities between our core business units.

We are continuing in our progress toward achieving these goals. As we have enhanced our operating leadership team in a number of key areas, we’ve also taken actions to further focus the company on its core strategic goals, and we’re continuing our efforts to more tightly manage operating expenses to allow us to make the necessary investments in the growth areas that we believe will drive our long-term turnaround and the road back to profitability.

We’ve made two important announcements today that speak to the progress we’re making toward these goals. First we announced a new and important business relationship with AOL. Under the terms of our agreement, the Autobytel network will be the exclusive fulfillment channel for the thousands of consumers every month on AOL Autos who request new vehicle price quotes from local dealers.

We will integrate our proprietary lead distribution technology with AOL’s automotive channel to provide consumers with a seamless AOL branded price quote process.

AOL Autos is one of the most highly visited automotive sites and Autobytel is pleased to be able to leverage both its technology and it dealer network to further enhance the value and experience for AOL Autos’ customers.

While we don’t expect this relationship to have a near-term material impact to our financials, we do believe that this is the first of a number of strategic agreements and relationships that Autobytel expects to strike as part of its new focus and strategy.

We also announced today that we have been exploring strategic alternatives for our RPM and AIC business units. These alternatives could include strategic alliances with complementary businesses and/or divestiture. The review process for the business units was initiated in recent months and is expected to take several months to complete. We’ve already had expressions of interest and dialogue with a number of qualified parties.

As we continue toward our mission to be the leading online automotive destination for consumers and the premier Internet marketing specialists for dealers, we’re looking to optimize the potential of each of our business units while establishing a relentless focus on our core business strategies and goals.

Both RPM and AIC are strong businesses with talented, committed employees and growth potential, and we believe that these businesses may be best served through alignment with companies that will allow them to reach their fullest potential.

Our core business will be focused around the products and services that we believe will make Autobytel the leading online automotive destination for consumers and the premier Internet marketing specialist for dealers. As I mentioned on our last earnings call, we are currently investing in new web properties and technologies that we believe will drive our future growth.

In the third quarter we spent approximately $800,000 on these new initiatives. We are very excited about the prospects for our new website which is slated to launch in the first quarter of 2007. We strongly believe that our unique consumer insights, capabilities and market position will allow us to launch a fundamentally new and innovative web offering that will address consumer needs and generate significant user and page view growth, ultimately meeting the strong and increasing demand for advertising page views in the category.

Over time we believe that the relaunch of our website will become a key driver of revenue and margin growth, both in our advertising and our leads business.

We continue in our efforts to enhance and launch new products and services for dealers and manufacturers. We recently expanded the distribution of our rapid response product that allows dealers to immediately get in direct contact by telephone with consumers interested in purchasing a vehicle, a product that’s been very well received by dealers.

During beta testing, rapid response improved contact rates an average of 50% among dealers who provided direct contact numbers and increased closing ratios to as high as 200%.

We continue with our plans to launch a search engine-marketing product for dealers in the next several months, tapping into the rapid growth of dealers who plan to use these services.

And we’ve continued to expand our efforts to integrate and improve our web control CRM product, a business that we believe is well aligned with our core Internet-based strategy.

During the third quarter we began to integrate the sales efforts of our national dealer sales network with our web control team, and the initial results are very promising. And our finance leads business continues to show strong growth and increasing consumer and dealer demand.

We believe there are further opportunities to leverage our extensive dealer network to launch a series of new and enhanced products to dealers over the course of the next year. Among those are expanded used vehicle programs, local directory products, email marketing services and a number of others.

Each of these products are a key part of our strategy that’s designed to increase revenue per dealer as well as drive high quality purchase requests from consumers and increase traffic for our advertisers.

On previous calls I addressed the need to reduce costs associated with running our business. I’m pleased that we have continued to reduce the cost of revenue on an absolute basis, but we clearly have much more work to do.

We’ve begun the work to automate and/or upgrade many of our accounting and business process systems in order to reduce costs and improve efficiency across the business. We feel these investments will pay off when they are fully implemented. Yet today we are still utilizing many manually intensive and inefficient processes and systems. As a result we’re faced with the short-term challenge of incurring increased expenses, but we believe that these efforts are necessary to lay the proper foundation for future efficiency and scalability in our business operations.

The leadership team at Autobytel is actively addressing the cost side of our business with the utmost of urgency and responsibility, and I expect significant and continued progress in this regard in the months ahead.

As we previously discussed, a significant expense for the company during the past year has been our lawsuit to enforce our patent against Dealix. In the third quarter we spent approximately $3 million in legal fees associated with this case. Expenses for this lawsuit will also be significant in the fourth quarter as the trial is only days away and should conclude this month.

While there are several different potential outcomes for this case, we believe we are serving our shareholders’ best interest by protecting the value of our patent, and we have confidence that the persons who are serving on our jury will share our view that the patent is a valuable asset of the company.

We also expect that once the trial concludes, legal expenses for this lawsuit will significantly decline. However, depending on the outcome of the trial, we may continue to incur legal expenses in enforcing our patent rights.

We are continuing our previously announced search for a new CFO. We have seen a number of highly qualified and interested candidates and expect to resolve this in the near future. In the meantime, Mike Schmidt continues to serve as CFO, and I thank Mike for continued commitment and contribution.

I’ve also heard questions regarding our plans to enhance our Board of Directors. We have a passionate and engaged Board and at the same time the board believes it’ll be beneficial to bring on additional members who could bring valuable insights and experience, particularly in the automotive and Internet advertising areas. We’ve met with a number of highly qualified and experienced candidates and we hope to announce additional members in the near future.

Now I’d like to quickly provide some directional guidance for the rest of 2006. For the full year 2006, we expect that revenue from leads and advertising will both decline between approximately 10% to 12% from fiscal year 2005, a decrease in expectations from our previous guidance, partially due to the softness we experienced in the third quarter.

CRM revenues are now expected to increase an estimated 6% to 8% for 2006 versus 2005. Cost of revenue is expected to be approximately between 49% and 50% as a percentage of total revenue for the year.

Operating expense including – excluding cost of revenue are expected to increase 9% to 11% from 2005, not including the investment required to implement our new strategies.

This represents an increase from our previous guidance and is primarily driven by the increased legal costs related to defending our patent. Total expenses include approximately $5 million of stock-based compensation expense due to the implementation of FAS 123R and as previously discussed approximately $9 to $10 million related to defending our patent.

With regards to our strategic initiatives, we anticipate these will require an investment of approximately $1 to $2 million in operating expenses, and approximately $3 to $4 million in capital expenditures over the remainder of 2006.

As previously mentioned there will be further investments over the course of 2007.

Autobytel has a legacy of leadership and innovation. As I said earlier, we remain more convinced than ever that with a strong execution, focus and determination, financial discipline and patience, Autobytel can capture the significant potential upside that exists in the Internet automotive space today, and reclaim and expand our position as the industry leader and innovator for consumers, dealers and manufacturers.

As we prepare to look ahead to 2007, our vision for the company is to be a focused, hard-driving, innovative, lean and profitable company. We have a lot of work to do to live up to this vision. And we are well on the way.

I’m looking forward to providing more details as our plans progress.

And with that I’d like to turn the call over for questions.

Operator:	At this time if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Hold one moment while we compile the Q&A roster.

Your first question comes from Richard Fetyko with MCF & Company.

Richard Fetyko:	Hey, guys. Hey, Jim.

James Riesenbach:	Hey, Richard.

Richard Fetyko:	Thanks for taking my questions. First on the AOL, congrats on that deal. I’m just curious why don’t you – why you don’t think that that deal will have a near term impact on your financials? Is it just a matter of how quickly it ramps or how big is AOL in terms of traffic? You mentioned the Hitwiseranking was up. AOL in the Top 5, Top 10?

James Riesenbach:	Well actually the Hitwise ranking was for Autobytel specifically. But AOL is actually a top site in the automotive space as well. And thanks for the question, Richard.

What’s going on is AOL is redesigning their consumer experience for their automotive channel. And as they are going through a redesign and a relaunch that’s going to incorporate AOL’s – Autobytel’s capabilities, we’re unsure of the exact impact that the redesign is going to have on the volume of leads that come into the network. It may actually have a very positive impact but we’re unsure, so we have some rough estimates. And we do think that it’s going to be positive over time in that we’re assuredto being able to continue to provide the high quality leads that come through AOL’s network to our network of dealers.

The other aspect that leaves us a little uncertain in the short term is the fact that a number of AOL leads have been coming into Autobytel’s network in the past, although not all of them. So we’re still in the pathof evaluating. We believe we have great incentives in place on both sides to maximize the value of this deal and it’s going to be important over time.

Richard Fetyko:	And how is the deal structured? Is it a revenue share?

James Riesenbach:	The deal is based on we’re providing a number of technology capabilities to AOL and we’re basically managing their entire purchase request business in the new space. What we’re doing is we’re paying AOL on a per lead basis at a wholesale level and when we can’t place them on a wholesale level, on a per lead basis on a, I’m sorry, on a retail level – when we can’t place them on a retail level we’ll place them on a wholesale level. And we pay AOL on that per lead basis.

Richard Fetyko:	Okay that’s helpful. And then you had – I noticed the sales and marketing line declined sequentially. I was just wondering what the source of that was. And with that also, when I think about the relaunch of the website in the first quarter of ‘07 will the marketing expenses I guess be redeployed again?

James Riesenbach:	Well there’s a couple of things. The first thing in sales and marketing is that, and I mentioned this earlier on the call, we’ve been really focused on spending dollars that we believe are driving profitable business for us. And I have been willing to make decisions to reduce short-term revenue that we don’t believe was being acquired profitably. So we experienced as I looked at our SEM purchases, as I looked at some of our affiliate purchases, we saw certain aspects of our sales and marketing that we didn’t believe were creating good long-term profitability for the business. And we’ve reduced some of those costs.

Additionally there is a direct reflection in sales and marketing on the volume of leads. As I mentioned, the lead volume in the network, and we believe industry-wide, declined in Q3 and so our sales and marketing costs would decline naturally as an effect of that.

As we do get into 2007 and the launch of our website we do expect that sales and marketing costs will increase. And we will attribute those specific costs to our new initiatives and the launch of the website. And we will basically speak to them in detail as we get around to that launch. But we do expect that we will be making investments to get the launch out in public and to announce in a very public way to our dealer and manufacturer partners.

Richard Fetyko:	Okay. Thanks.

Operator:	Your next question comes from Clint Coghill with Coghill Capital.

Clint Coghill:	Hey, Jim, a couple of quick questions for you. The first one is just on – with regard to the lawsuit. What do we anticipate the expenses to be for the fourth quarter?

James Riesenbach:	For the fourth quarter, Clint, we – and thanks. First of all, thanks for your question. We expect them to be roughly the same as they were in Q3.

Clint Coghill:	Okay.

James Riesenbach:	And of course this is subject to it going to trial. It’s scheduled to go to trial and we don’t see any indication at this point that it won’t go to trial, but it may settle in advance. And of course our cost would be reduced in that event.

Clint Coghill:	Got you. And so, okay. And then the second question is as you sort of look out over the medium to long-term, what does the business model look like? I mean, what sort of – what are operating margins as a percent of sales? And I guess what are some of the different business models that you’re trying to emulate or execute on?

James Riesenbach:	Well, Clint, we’ve seen a number of companies that have done a great job of kind of transitioning. I followed a company like Move.com that was formerly Homestore, and they’ve started to make a great transition and they’ve been making investments. And I’m looking at them. I’m looking at companies like WebMD that are focused in the vertical space and have direct relationships on the trade side as well as presence to consumers, and have a good mix of revenues and strong operating margins on both sides of the business.

Without going into any specific details, these are the types of companies that I think that we can emulate as we get around the bend, get our website launched, see strong consumer growth on our website, and of course capture the significant advertising dollars that are out in the marketplace, which generally come in at an improved margin.

The other thing is as we continue to grow our website we believe that we will be able to increase the percentage of leads that come in organically to our network from our own sites. And of course those – we would expect that those will come in a significantly improved margins than the leads that we buy from our network of affiliates.

Now having said that, I do believe as we get into 2007 and we lay out this framework in a much more concrete path, we’ll be in a position to talk about what we expect the margins to look like and the business to look like. But we’re not quite ready to do that, Clint.

Clint Coghill:	Got you. And if we do look at some of the lead gen businesses, I mean, their margins may be a little bit lower than the advertising businesses. But I think mostly advertising businesses have fewer margins. Some are 25%-30% plus. I mean is that what you guys are ultimately shooting for on the ad side?

James Riesenbach:	We’re looking at a bunch of businesses. Like I said, I have spent a lot of time, as others have here, looking at businesses that are in similar types of spaces to us, both in lead space and the advertising space. We don’t believe those kind of margins are out of the question, but we’re really not in the position to say exactly what we believe we’ll be doing as we get into 2006. But we will speak to that as soon as we can.

Clint Coghill:	And then just one final question, it does sound like you guys are making some moves to enhance your board, which we think is really sensible. The – I guess with the existing board members, do you think there will be a rotation out by some of the existing board members at some time over the course of the next, you know, 6, 12 months to a year or two?

James Riesenbach:	Well as I said earlier, I think we have a passionate and engaged board. We do have a number of members that have been on for a number of years. Most of the board has been, other than myself, have been on for six or more years. And it’s possible that as we bring in new board members that bring in new capabilities and value and insights that others on the board may decide that they want to rotate out. But it’s too early to say in any specific sense where we expect that to go.

Clint Coghill:	Great. Thanks.

Jams Riesenbach:	Thank you.

Operator:	Once again to ask a question please press star then the number 1 on your telephone keypad. At this time there are no further audio questions. Are there any closing remarks?

James Riesenbach:	Well first of all I want to thank everybody for joining us on the call today. As I said earlier we have a real legacy of leadership and innovation at Autobytel. And I think that we are going to show huge progress as we get into 2007. And I believe that this company has the opportunity to become a focused, hard-driving, innovative, lean and profitable company as we get into 2007.

And I want to thank everyone for their continued support and patience. Thank you.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.